UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) February 11, 2025

Alpine 4 Holdings, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-40913	46-5482689
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

4201 N 24th St. Suite 150 Phoenix, AZ 85016

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

480-702-2431

(ISSUER TELEPHONE NUMBER)

2375 E Camelback Rd, Suite 600, Phoenix, AZ 85016

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	ALPP	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01Other Events

Dear Shareholders, Employees and Stakeholders,

I want to take a moment to speak to you from the heart. The journey we have undertaken together over the past 10 years has been marked by both positive moments and challenges. However, the setbacks we faced over the past two years have been nothing short of disastrous. As a company, we have faced an ongoing struggle to become compliant with the regulatory requirements that govern us as a publicly traded entity. These hurdles have taken a toll on our ability to execute on our goals and initiatives.  Further, I feel it is important to share the scope of what has transpired and simply explain how we have arrived where we are today. I will also do my best to answer some questions that have been asked by shareholders.

In mid-2022, we made the decision to move auditors from Malone & Bailey to RSM USA, which, on paper, seemed like a great move for us as RSM is one of the top ten auditing firms in the U.S.  This move was expected to bring much-needed expertise as we navigated the challenges posed by our rapid growth and acquisitions. With a long client acceptance process by RSM USA to understand the complexities of our business, we anticipated a smooth transition. However, by November of 2022, we found ourselves caught up in a costly restatement of our financial statements.

For over two years, we have been caught in an endless audit loop. Audit compliance, which should have been a foundational strength for the company, became an obstacle that led us to chase our tail without the ability to move forward. This lack of compliance has had a direct impact on our ability to raise capital in the traditional capital markets. Without the necessary capital, we were severely limited in funding key projects, this included but wasn’t limited to;

•The Elecjet battery factory in California

•Facilitating new UAV’s at Vayu Aerospace such as US-2

•The new building for QCA

•The gummy line at Alt Labs

•Our Dubai venture with Global Autonomous Corporation (GAC)

•The launch of new products at RCA, including Power Totes and the RCA battery line

•The development of other Elecjet products

In addition to this, the complications of being late on our filings had severe impacts on our banking relationships. Chase Bank, Pinnacle Bank, First Horizon, and other financial institutions that supported operations with our subsidiaries began implementing covenant restrictions, which led to reduced capital availability and increased fees. As a result, we had to rely on alternative high-cost capital. This cash restriction created a domino effect, straining vendor relationships and causing additional operational challenges, but all of this would have been solvable if we were able to return to a current filing status and access the $33M Equity Line of Credit filed in our S1 registration statement.

It’s important to note that the Company has done everything possible to repair the issues we faced. We hired several new accounting staff and engaged auditing experts such as BDO, Rivers & Moorehead, and other specialists in an effort to regain our footing. Despite these extensive efforts, we are still more than a year behind in our audit process, as we will now need to restate our 2022 financial statements, and our 2024 financial statements are now due. Both of these will require over a million dollars in new audit fees and the retention of specialists to complete. It’s an arduous and costly path that continues to strain our resources, affecting not only our businesses but also our employees.

When it comes to managing dilution, we have always prioritized the best interests of our shareholders in our decision-making around capital raises and acquisitions. For instance, in June 2021, we had the option to raise an additional $50 million. After careful consideration, we chose not to move forward with this opportunity, as we felt it was not necessary at that time and were concerned about the potential for unnecessary dilution of shareholder value. This cautious and shareholder-centric approach continued into 2022.  Throughout this period, we made a conscious effort to limit the use of our At-The-Market (ATM) facility, using it sparingly when it was active. Moreover, the $10 million capital raise we executed in mid-2022 was a modest and strategic move, especially when compared to previous, larger capital raises, reflecting our commitment to maintaining a balanced and responsible approach to capital management.

Our commitment to the Company has been resolute and steadfast. The Alpine 4 team and I have been fully invested in Alpine 4 financially, emotionally, and professionally for over 10 years. In 2023, the Board of Directors, along with management, friends, and family, lent the company over $1.5 million to ensure we could cover the costs of the transition to RSM USA for our 2022 financial statements. This amount does not include the hundreds of thousands of dollars that myself, Mr. Hail, our COO, and Mr. Kantrowitz, our VP of IR charged to our personal credit cards to keep the company afloat, while simultaneously taking self-imposed pay cuts. These loans were made in good faith, with a shared belief that we could overcome our challenges of becoming compliant, allowing us to once again raise capital and achieve our long-term objectives. While we understand that many shareholders would have liked to have seen this $1.5 million used to purchase stock in the open market, with the company having no ability to raise capital, this would not have served as any benefit to the business, therefore, these funds went directly to business operations.

Further, it's important to note that Management has never sold any of its shares and has only donated stock as an act of charity to medical, educational, and religious organizations. Personally, in addition to several churches and non-profits that support children, I have also donated shares to a 501(c)(3) nonprofit, started by myself and my wife. Our organization supports missionaries working with refugees worldwide, homeless youth battling fentanyl addiction, and other healthcare initiatives such as the Diabetic Practice at Phoenix Children’s Hospital. My wife and I do not draw salaries or benefit personally from the foundation; it is entirely supported by us and the generous donations of others.

For over a decade, we have poured our passion, commitment, and dreams into building Alpine 4, and reaching this point is profoundly painful for myself, our management team, and the Board of Directors, as I know it is for you, our shareholders.

As I discussed in my CEO letter in December of 2023, we have been heavily focused on the reorganization of Alpine 4 and its subsidiaries in an attempt to reverse our course. In late 2023, we made the difficult decision to shut down some of our non-performing entities like Excel Construction Services. These efforts also included selling several of these subsidiaries to new owners with greater financial resources, who are currently better positioned to take on the challenges these businesses presented.  This move has allowed us to reduce the debt burden that Alpine 4 carried, while also providing an opportunity for many employees to retain their jobs. Among the most significant steps has been our reorganization efforts with Quality Circuit Assembly (QCA). We have engaged with our banking partners at QCA, and together, we are exploring financing arrangements that will allow for an in-court reorganization of that subsidiary or possibly a sale to one of our largest customers. This move, if successful, has the potential to save up to 75 jobs, which is something we are working tirelessly to make a reality. Similarly, we have sold off Alternative Laboratories to an international firm, which has helped reduce Alpine 4’s overall debt load and saved approximately 45 additional jobs.

With that in mind, my primary focus has been and will continue to be for the next few weeks, to work diligently to find viable solutions for our remaining subsidiaries. We will also continue to evaluate potential pathways to mitigate the impact on our employees and creditors, and where possible, we will work to preserve jobs and keep assets intact.

I now come to the most difficult part of this letter. After over a decade of tireless effort and unwavering dedication, we find ourselves facing the difficult but necessary step of shutting down Alpine 4 and ceasing operations post the selling, shutting down or reorganization of the remaining subsidiaries. As discussed earlier in this letter, this decision comes after a series of significant challenges, including prolonged issues with our auditors. Despite our best efforts, it became evident in November 2024 that restating our 2022 financials was necessary, which added further strain to an already challenging situation. After extensive deliberation and consultation with our legal counsel, we have come to the conclusion that this path is the only viable option.

As part of the necessary steps for the shutdown of operations, effective today, I am resigning from my position as CEO of Alpine 4. However, it is my intent to stay on the Board of Directors until the shutdown process is complete. This decision has been incredibly difficult to make, but it is the most prudent course of action as we navigate this challenging transition. While I will be stepping down from my role, I remain fully committed to ensuring that the closure of the company is handled with the utmost care and diligence. I will continue to work closely with our legal counsel and advisors to oversee the shutdown and liquidation process, with the goal of making it as smooth and orderly as possible.

In closing, I want to express my heartfelt gratitude for the support you have shown Alpine 4 over the past 11 years. Your messages and encouragement have meant more than words can convey. It is deeply saddening to see the company reach this state, especially knowing the immense opportunities it had before it, and the loss felt by our shareholders and stakeholders who believed in our vision weighs heavily on me. Though this journey is ending, I hold onto the hope that the lessons we’ve learned and the foundations we’ve built will pave the way for new opportunities in the future.

Sincerely,

Kent Wilson, CEO

Alpine 4 Holdings

Item 9.01Financial Statements and Exhibits

(d)Exhibits

Exhibit Number	Description
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpine 4 Holdings, Inc.

By:	/s/ Kent B. Wilson
Kent B. Wilson
Chief Executive Officer, President
(Principal Executive Officer)

Date: February 11, 2025